EXHIBIT 99.1

Corporate Headquarters: 2071 Ringwood Avenue, Unit C, San Jose, CA  95131

Andalay Solar Announce Second Quarter 2014 Results

Quarterly Revenue Growth Up 136% Versus Prior Year; More than Doubles Sequentially

San Jose, CA, August 12, 2014 – Andalay Solar, Inc. (OTCQB:WEST), a designer and supplier of integrated solar power systems, today announced its second quarter 2014 financial results.

“Total revenue in the second quarter was $307,000, a 136.0% increase as compared to the same period in the prior year. We are pleased that revenue also increased sequentially by 115.4%, which is more than double as compared to the first quarter of 2014. Total operating expenses in the second quarter of 2014 decreased by 24.5% as compared to the second quarter of 2013, and decreased by 8.2% as compared to the first quarter of 2014. The Company’s team is the most streamlined that it has ever been and is fully focused on growing sales and working with key partners,” commented Steven Chan, CEO of Andalay Solar.

Mr. Chan continued, “We are building positive momentum and growing our revenues sequentially thus far this year and expect to continue growing our sales for the rest of 2014 as we expand our network of partners and customers. We are excited to be transitioning our supply chain to a Made in America module which we plan to start shipping in September 2014.”

Second Quarter Financial Results

Revenue for the quarter ended June 30, 2014 was $307,000, compared to $130,000 in the second quarter of 2013 and $142,000 in the first quarter of 2014. Year-over-year revenue in the second quarter of 2014 increased $177,000 or 136.0%, compared to the same period in the prior year due to an increase in watts sold and due to limited inventory levels during the second quarter of 2013. The sequential increase in revenue of $164,000 as compared to the first quarter of 2014 was due to an increase in watts sold and due to seasonally lower sales during the first quarter driven by winter weather.

Gross profit for the second quarter of 2014 was $10,000 or 3.3% of net revenue, compared to a gross loss of $22,000 or 16.9% of net revenue for the second quarter of 2013, and a gross profit of $7,000 or 5.0% of net revenue for the first quarter of 2014. The year-over-year increase in gross margin was due to lower panel costs in the current year and higher inventory overhead allocations in the prior year as a percent of revenue related to low revenue volume, partially offset by lower average selling prices in the current year. The gross margin sequentially declined slightly in the current quarter as compared to the first quarter of 2014.

Total operating expenses in the second quarter of 2014 were $613,000, compared to $812,000 for the same period last year and $668,000 for the first quarter of 2014. The year-over-year decrease is due to lower sales and marketing costs of $227,000, partially offset by higher general and administrative expenses of $28,000. The year-over-year decline in sales and marketing costs of $227,000 was due to a decrease in licensing fees due to the termination of the license agreement with Westinghouse Electric in August of 2013, partially offset by higher payroll and commission costs due to increase in revenue volume and an increase in stock-based compensation. The year-over-year increase in general and administrative expenses of $28,000 was due to an increase in professional fees and payroll costs, partially offset by a decline in rent, insurance, research and development and a decline in bad debt expense. Compared to the first quarter of 2014, total operating expenses decreased $55,000 due to a decrease in general and administrative expense of $67,000, partially offset by an increase in sales and marketing expense of $12,000. The sequential decrease in general and administrative expenses was primarily due to annual audit and tax professional fees incurred in the first quarter of 2014 and lower stock-based compensation, partially offset by an increase in payroll costs. The sequential increase in sales and marketing costs was due to higher payroll and commission costs and expenditures for travel related to higher revenue. Stock-based compensation expense included in total operating expenses was $105,000 for the second quarter of 2014, compared to $131,000 for the same period of 2013 and $166,000 in the first quarter of 2014. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $476,000 for the second quarter of 2014, compared to $643,000 for the same period last year and $468,000 for the first quarter of 2014.

Net loss from continuing operations was $631,000 in the second quarter of 2014 compared to $413,000 in the same period last year, and a net loss of $70,000 in the first quarter of 2014. Net loss for the second quarter of 2014 includes a favorable non-cash adjustment to the fair value of embedded derivatives of $85,000. Net loss for the second quarter of 2013 includes a favorable settlement with a prior customer of $420,000 and a gain from operations of discontinued component of $5,000. Net loss for the first quarter of 2014 includes a non-cash charge to the fair value of embedded derivatives of $102,000 and other income of $769,000 representing a favorable settlement of a prior debt owed to a creditor. Excluding the non-cash adjustments in all years, net loss from continuing operations was $716,000 in the second quarter of 2014 compared to $833,000 in the second quarter of 2013 and $738,000 in the first quarter of 2014.

Net loss attributable to common shareholders (which includes discontinued operations, preferred stock dividends and preferred deemed dividends) was $636,000 or $0.00 per share in the second quarter of 2014 compared to $555,000 or $0.01 per share in the second quarter of 2013 and $84,000 or $0.00 per share in the first quarter of 2014.

Cash as of June 30, 2014 was $93,000. There was a $500,000 balance drawn on the Company’s $500,000 line of credit at year-end. Common shares outstanding as of June 30, 2014 were 217.4 million compared to 75.1 million as of June 30, 2013 and 116.3 million as of December 31, 2013.

About Andalay Solar: (OTCQB:WEST)

Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. The Company has been a pioneer in the concept of integrating the racking, wiring and grounding directly into a solar panel. The Company's AC solar panel reduces the number of components for a rooftop solar installation by approximately 80% and lowers labor costs by approximately 50%. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. The Company currently sells its new generation "Instant Connect®" products in both AC and DC format which provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "cash operating expenses". These measures should be considered in addition to results prepared in accordance with GAAP (“Generally Accepted Accounting Principles”), but should not be considered a substitute for, or superior to, GAAP results. The Company is presenting cash operating expenses because it believes that it provides useful information to investors about Andalay Solar, its business, and its financial condition. The Company defines cash operating expenses as net income from continuing operations before the effects of preferred stock dividends and preferred deemed dividends, interest income or expense, income taxes, and depreciation and amortization, and excludes certain non-recurring and non-cash items including stock-based compensation, adjustment to fair value of embedded derivatives and adjustment of fair value of common stock warrants. The Company believes cash operating expenses is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and as an element in determining executive compensation.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this release that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements include all statements related to our efforts to expand our strategic partners and customers as well as to transition to a Made in America module by September 2014. The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements included in this release are made as of the date of this press release, and Andalay Solar assumes no obligation to update any such forward-looking statements.

Andalay Solar Contact:

Steven Chan
President and Chief Executive Officer
(408) 402-9400
schan@andalaysolar.com

- Tables to Follow

Andalay Solar, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net revenue	$306,919	$130,046	$449,401	$211,240
Cost of goods sold	296,640	151,726	432,028	239,468
Gross profit (loss)	10,279	(21,680)	17,373	(28,228)
Operating expenses
Sales and marketing	75,332	302,063	138,716	602,458
General and administrative	537,382	509,673	1,141,546	1,221,097
Total operating expenses	612,714	811,736	1,280,262	1,823,555
Loss from continuing operations	(602,435)	(833,416)	(1,262,889)	(1,851,783)
Other income (expense)
Interest expense, net	(113,874)	(64)	(190,959)	(5,363)
Adjustment to the fair value of embedded derivatives	84,868	—	(16,683)	—
Adjustment to the fair value of common stock warrants	—	2	—	9
Settlement of prior debt owed	—	420,000	769,148	420,000
Total other income (expense), net	(29,006)	419,938	561,506	414,646
Loss before provision for income taxes and discontinued operations	(631,441)	(413,478)	(701,383)	(1,437,137)
Provision for income taxes	—	—	—	—
Net loss from continuing operations	(631,441)	(413,478)	(701,383)	(1,437,137)
Net income from discontinued operations, net of tax (Note 3)	—	4,672	—	7,597
Net loss	(631,441)	(408,806)	(701,383)	(1,429,540)
Preferred stock dividend	(4,390)	(42,309)	(18,844)	(95,529)
Preferred deemed dividend	—	(104,000)	—	(374,000)
Net loss attributable to common stockholders	$(635,831)	$(555,115)	$(720,227)	$(1,899,069)

Net loss attributable to common stockholders per common share (basic and diluted)	$(0.00)	$(0.01)	$(0.00)	$(0.04)

Weighted average shares used in computing loss per common share:	191,427,247	54,754,456	161,593,368	43,962,863

Andalay Solar, Inc.
Condensed Consolidated Balance Sheets
	June 30, 2014 (unaudited)	December 31, 2013
Assets
Current assets:
Cash	$92,621	$150,081
Accounts receivable, net	601,041	567,523
Other receivables	—	21,378
Inventory	923,268	786,636
Prepaid expenses and other current assets	134,740	317,510
Total current assets	1,751,670	1,843,128
Property and equipment, net	5,629	13,854
Patents, net	1,188,019	1,244,712
Other assets, net	146,980	163,711
Assets of discontinued operations – long-term	200,000	200,000
Total assets	$3,292,298	$3,465,405

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,108,410	$4,199,511
Accrued liabilities	105,274	89,730
Accrued warranty	352,916	344,990
Credit facility	500,000	500,000
Capital lease obligations – current portion	—	299
Derivative liability – embedded conversion feature	317,240	177,927
Current portion of long-term debt	43,631	129,839
Convertible notes – short-term	150,000	60,000
Liabilities of discontinued operations	931,773	967,928
Total current liabilities	5,509,244	6,470,224

Convertible notes, less current portion (net of discount)	810,213	382,084
Total liabilities	6,319,457	6,852,308

Commitments and contingencies (Note 17)

Series C convertible redeemable preferred stock, $0.001 par value; 0 and 87 issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	—	163,998

Series D convertible redeemable preferred stock, $0.001 par value; 90 and 860 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	37,505	858,565

Stockholders’ deficit:
Series B convertible redeemable preferred stock, $0.001 par value; 0 and 467 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	—	146,224
Common stock, $0.001 par value; 500,000,000 shares authorized; 217,350,775 and 116,339,293 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	217,351	116,339
Additional paid-in capital	80,828,238	78,717,997
Accumulated deficit	(84,110,253)	(83,390,026)
Total stockholders’ deficit	(3,064,664)	(4,409,466)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$3,292,298	$3,465,405